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----------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                ---------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                    OMB APPROVAL
----------                                                                                              ---------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:     APRIL 30, 1997
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940            ---------------------------
    INSTRUCTION 1(b).
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1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol    5. Relationship of Reporting Person to
                                                                                               Issuer (Check all applicable)
                                                                                                x   Director             10% Owner
    SMITH,        ROBERT         O.             DIGITAL POWER CORPORATION (AMEX:DPW)          ----                 ----
--------------------------------------------------------------------------------------------    x   Officer (give        Other
    (Last)        (First)        (Middle)    3.  Statement for          4. If Amendment,       ----          title ----  (specify
                                                 Month/Year                Date Of Original                  below)      below)
    41920 CHRISTY STREET                                                   (Month/Year)
--------------------------------------------                                                       Chief Executive Officer
                  (Street)                                                                  --------------------------------------
    FREMONT      CA               94539-3158         1/98                        *
--------------------------------------------                                                6. Individual or Joint/Group Filing
    (City)       (State)            (Zip)                                                      (Check Applicable Line)

                                                                                                x   Form filed by one Reporting
                                                                                               ----   Person
                                                                                                    Form filed by More than One
                                                                                               ----   Reporting person
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                                                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security       2. Trans-     3. Trans-           4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr.  3)                action        action              or Disposed of (D)          Securities       ship        of In-
                              Date          Code (Instr. 8)     (Instr. 3, 4 and 5)         Beneficially     Form:       direct

                                                                                            Owned at End     Direct      Bene-
                              (Month/                                                       of Month         (D) or      ficial
                              Day/Year)  -------------------------------------------        (Instr.  3       Indirect    Owner-
                                            Code    V         Amount    (A) or              and 4)           (I)         ship
                                                                        (D)     Price                        (Instr. 4)  (Instr.
                                                                                                                         4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly orindirectly.                   (Over)
                                                      (Print or Type Responses)                                     SEC 1474 (8-92)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Options to Purchase                      (1)        1/2/98      A     V        100,000               1/2/98   1/2/2008
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------------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
                                                  at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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 Common Stock        100,000           Grant      418,400        D
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Explanation of Responses:

(1) Pursuant to Mr. Smith's employment contract, the exercise price for these options shall be equal to the lower of (a) the closing price of the common stock as of January 2, 1998
    ($6-11/16), or (b) the average closing price of the common stock for the first six months of the year.




                                                                                        ROBERT O.  SMITH                 2/6/98
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           ROBERT O. SMITH
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (8-92)
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